Exhibit 6(c)
PURCHASE & SALE AGREEMENT
     This Purchase & Sale Agreement (“Agreement”) is made as of December 31, 2008 by and among TOM L. WARD, a natural person (“TLW” or “Seller”), GEORGE B. KAISER, a natural person (“GBK” or “Buyer”), TOM L. WARD 1992 REVOCABLE TRUST, a revocable trust (“TLW Trust”), SCH’REE WARD 2005 REVOCABLE TRUST, a revocable trust (“SW Trust”), SCH’REE WARD, a natural person (“SW”), WARD FAMILY ENTERPRISES, LP, an Oklahoma limited partnership (“WFE”), WARD ASSET MANAGEMENT, LLC, an Oklahoma limited liability company (“WAM”), HERITAGE BEEF CATTLE COMPANY, L.L.C., an Oklahoma limited liability company (“HBCC”), and TLW LAND AND CATTLE MANAGEMENT, L.L.C., an Oklahoma limited liability company (“TLWL&CM”). TLW Trust, SW Trust, TLW, SW, WFE, WAM, HBCC and TLWL&CM are referred to herein collectively as “Pledgors”. TLW, GBK and the Pledgors are individually referred to in this Agreement as a “Party” and collectively as the “Parties.”
RECITALS:
     WHEREAS, GBK has lent TLW $57 million plus accrued interest, and Pooled CIT Investments, L.L.C. (“CIT”) has lent TLW $18 million plus accrued interest.
     WHEREAS, the foregoing loans were made under promissory notes (the “Notes”) made by TLW each dated October 28, 2008.
     WHEREAS, the Notes are secured on a first lien (for the benefit of GBK) and a second lien (for the benefit of CIT) on (a) 12 million shares of SandRidge Energy, Inc. (“SD”) common stock (“Common Stock”), (b) a 99% limited partnership equity interest in WFE, (c) 70% of all of the issued and outstanding limited liability company member interests of WAM, and (d) all products and proceeds of (a) through (c). These liens were granted pursuant to certain Pledge Agreements and Security Pledge Agreements, in each case dated the date of the Notes, and were entered into by TLW, the TLW Trust and the SW Trust, on the one hand, and GBK and CIT, respectively, on the other hand (such Pledge Agreements and Security Pledge Agreements being collectively referred to as the “Security Agreements”).
     WHEREAS, TLW has issued to CIT a warrant (the “Warrant”) to purchase SD common shares held by TLW.
     WHEREAS, TLW and GBK are counterparties to certain commodities and equity derivatives transactions (the “Derivatives”).
     WHEREAS, the parties wish to amend the terms of the Notes, the Security Agreement and the Warrant.
     WHEREAS, the GBK desires to purchase from the TLW, and the TLW wishes to sell to the GBK, certain shares of Common Stock on the terms set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual promises hereafter made, and in consideration of the representations, warranties and covenants contained in this Agreement, the Parties agree as follows:
ARTICLE I.
DEFINITIONS
     Capitalized terms used in this Agreement and not otherwise defined are used as defined in Exhibit A.
ARTICLE II.
PURCHASE AND SALE
2.1 Purchase and Sale. At the Closing, TLW shall sell to GBK and GBK shall buy from seller 8,896,797 common shares of SD (the “Shares”) for a purchase price of $5.62 per Share or $49,999,999.14 in the aggregate.
2.2 Delivery of Shares. TLW shall cause the physical delivery of the Shares to GBK’s designee, George B. Kaiser Merrill Lynch (“ML”) account #595-14387. TLW shall provide GBK with duly executed stock powers or other instruments GBK reasonably requests to effect the transfer and delivery of the Shares as to otherwise purchase GBK’s ownership of the Shares on and after the Closing Date.
2.3 Payment of Purchase Price. The payment price for the Shares shall be made by provisional repayment of the GBK Tranche 1 Note by reducing the balance from $50,000,000 to $0.86, subject to adjustment as set forth hereafter.
2.4 Due Diligence. The Parties acknowledge and agree that the purchase and sale of the Shares provided for in this Article II is being effected without GBK having conducted any due diligence investigation of SD, and that such a due diligence investigation shall be conducted promptly following the Closing. To facilitate this due diligence investigation, TLW shall, from and immediately after the Closing Date, (a) make available to GBK and his representatives all information in his possession or control which GBK or his representatives may reasonably request concerning SD, and (b) use his best efforts to cause SD to make available to GBK and his representatives (subject to the execution by GBK of a confidentiality agreement with SD on customary terms) such further information concerning SD as GBK and his representatives shall reasonably request. Subject to compliance by TLW with his covenants as set forth in the preceding sentence, GBK and his representatives will commence their due diligence investigation of SD promptly following Closing, with a view to completing this review by no later than February 16, 2009. The due diligence investigation contemplated by this Section 2.4 shall not affect or limit any representation or warranty made by any Party (other than GBK) in this Agreement, which representations and warranties shall survive the Closing and remain in full force and effect until the expiration of the applicable statute of limitations with respect thereto.

2.5 Put Right.
     (a) On but not before February 16, 2009, GBK will have the right to put to TLW for repurchase the Shares purchased pursuant to Section 2.1 at a price of $5.62 per Share. This put right (the “Put”) may be exercised by written notice from GBK to TLW delivered at any day or time before 5:00 pm (Central) on February 16, 2009. The Put may be exercised by GBK if he, in his sole and exclusive discretion, is in any way dissatisfied with the results of the due diligence investigation provided for in Section 2.4, or with the level of access or information provided to him in connection with such investigation.
     (b) If GBK exercises the Put, TLW shall immediately and without condition purchase all the Shares from GBK at the price provided for above. TLW may pay for the repurchased Shares with any combination he may select of cash or a draw by him on the GBK Tranche 1 Note, provided, however, that any such draw on the GBK Tranche 1 Note shall accrue interest accruing from December 31, 2008.
     (c) TLW shall notify GBK of his selection of the consideration to be paid GBK for the Shares he shall purchase upon exercise of the Put by no later than 5:00 pm (Central) on February 17, 2009, and TLW’s repurchase of the Shares shall close by no later than February 19, 2009. The Parties agree that, to facilitate and effect such repurchase of the Shares upon exercise of the Put, they will take such action and execute such documents as shall reasonably be requested or required by a Party within a period as shall be sufficient to effect the Closing by no later than February 19, 2009.
     (d) If GBK does not exercise the Put by February 16, 2009, it will expire. If the Put is not exercised, the portion of the GBK Tranche 1 Note paid by delivery of the Shares shall be deemed fully repaid.
2.6 Decline in SD Share Price; Adjustment to GBK Tranche 1 Note. If on February 16, 2009, the following conditions both exist: (i) the Put shall not have been exercised and (ii) the closing sale price of Common Stock on the New York Stock Exchange on that date is less than $5.62 per share, then the principal amount outstanding on the GBK Tranche 1 Note shall be increased on and effective as of such date by an amount equal to the product of (a) 8,896,797 and (b) the difference between $5.62 and the per share closing price of the Common Stock on February 16, 2009.
2.7 Amendment and Restatement of Certain Documents. As a necessary component of this Agreement and as consideration and an inducement, inter alia, to (a) obtain GBK’s agreement to accept a sale to him of the Shares as a means of reducing the existing balance on the Note made to GBK, and (b) to induce GBK and CIT to amend and restate the Notes, the Parties shall execute and deliver at the Closing the following documents:
     (a) TLW shall execute and deliver the GBK Tranche 1 Note in the maximum principal amount of $50,000,000, the GBK Tranche 2 Note in the principal amount of

$8,500,000 and the CIT Note in the principal amount of $18,000,000, each in form and substance acceptable to GBK and TLW.
     (b) TLW, WFE and WFEP shall execute and deliver to CIT the Amended and Restated Warrant to Purchase Common Stock of SD (the “Amended Warrant”) in form and substance acceptable to GBK and TLW.
     (c) Pledgors shall execute and deliver the Amended Security Agreements in form and substance acceptable to GBK and TLW.
2.8 Extension Fee. TLW shall pay an extension fee to GBK of $1,500,000. The extension fee shall be paid by a loan made by GBK to TLW, which loan shall be reflected in the GBK Tranche 2 Note initial principal amount of $8,500,000.
2.9 Closing. The Closing of the purchase and sale of the Shares shall take place at the offices of GBK’s counsel on December 31, 2008, or at such other time and place as the TLW and the GBK mutually agree upon, orally or in writing (which such time and place are designated as the “Closing” or the “Closing Date” (with respect to time)).
2.7 Closing Deliveries. At the Closing, the Parties shall deliver the instruments and effect the transaction provided for in this Article II.
2.8 Expenses. Each of GBK and the TLW shall be responsible for and bear all costs and expenses incurred by them at any time in connection with the Transaction.
ARTICLE III.
REPRESENTATIONS & WARRANTIES
3.1 Representations and Warranties of TLW. TLW hereby represents and warrants to the GBK that the following representations are true and complete as of the date of this Agreement.
     (a) Title to the Shares. TLW has good and marketable title to the Shares, free and clear of all Security Interests. TLW has good and title to the shares of Common Stock that would be transferred to the holder of the Amended Warrant upon the exercise thereof, save and except for those pledges which shall be identified in the Amended Warrant.
     (b) Authorization. TLW has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. The Transaction Documents, when executed and delivered by TLW, shall constitute valid and legally binding obligations of TLW, enforceable against TLW in accordance with their respective terms.
     (c) Noncontravention. Neither the execution and delivery of the Transaction Documents, nor the consummation of the transactions contemplated thereby, will (i) violate any law or order, ruling or restriction to which TLW is subject or (ii) conflict with, result in a breach of, constitute in a default under, require any notice or consent under, or create in any party the right to accelerate, terminate, modify or cancel, any contract or other arrangement to which

TLW is bound. Except for those filings that TLW shall make with the United States Securities & Exchange Commission (the “SEC”) concerning the transactions contemplated by this Agreement pursuant to the requirements of the 1934 Act, TLW does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any person or entity to consummate the transactions contemplated by the Transaction Documents.
     (d) SD 1934 Act Filings. The 1934 Act Filings made to date by SD are true and correct in all material respects.
     (e) Legal Compliance; Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to TLW’s knowledge, currently threatened against TLW that questions the validity of the Transaction Documents or the right of TLW to enter into them, to consummate the transactions contemplated by the Transaction Documents, or that seeks to enjoin, restrain or rescind the transactions contemplated by this Agreement or that could adversely affect the right of GBK to own the Shares or of the right of any Party to perform or receive the performance of any term or right of this Agreement or any other Transaction Document.
3.2 Representations and Warranties Concerning Pledgors. Pledgors individually, and not jointly and severally, hereby represent and warrant to GBK that:
     (a) Title. Pledgors have reviewed the forms of the Amended Security Agreements. Pledgors have good and marketable title to the assets that will be subject to the Amended Security Agreements. Pledgors who have executed the Amended Warrant have good and marketable title to the shares of Common Stock that would be transferred to the holder of the Amended Warrant upon the exercise thereof.
     (b) Consideration for Security Interests. Pledgors are entering into the Amended Security Agreements because the consummation of the transactions contemplated by this Agreement shall be of direct, substantial and immediate benefit to Pledgors. Pledgors agree and acknowledge that such benefit constitutes full and sufficient consideration to each Pledgor for the commitments being made by he, she or it in the Amended Security Agreements.
     (c) Authorization. Pledgors have full power and authority to execute and deliver the Amended Security Agreements and the Amended Warrant and to perform their obligations thereunder. All action required to be taken by the Pledgors in order to authorize them to enter into the Amended Security Agreements and the Amended Warrant have been taken. The Amended Security Agreement and Amended Warrant, when executed and delivered by Pledgors, shall constitute valid and legally binding obligations of each of them, enforceable against them in accordance with their respective terms.
     (d) Noncontravention. Neither the execution and delivery of the Amended Security Agreements or the Amended Warrant, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any law or order, ruling or restriction to which the respective pledgors are subject or (ii) conflict with, result in a breach of, constitute in a default under, require any notice or consent under, or create in any party the right to accelerate, terminate, modify or cancel, any contract or other arrangement to which a Pledgor is bound. Except as permitted by Section 3.1(c), Pledgors are not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any person or entity to consummate the transactions contemplated by the Amended Security Agreements or the Amended Warrant.
     (e) Negative Pledge. Each Pledgor hereby agrees with and for the benefit of GBK and CIT that he, she or it will not create or suffer to exist or remain in effect any mortgage, security interest, lien, encumbrance or charge, whether to secure indebtedness or otherwise, on any asset of any of WFE, WAM, TLW L&C, TLWL&CM, HF or HBCC (excepting only those mortgages, security interests, liens, encumbrances or charges existing on the date of this Agreement, which shall not be modified, extended or renewed) without the consent of GBK and CIT.
3.3 Representations and Warranties of GBK. GBK hereby represents and warrants to TLW as follows:
     (a) GBK has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder.
     (b) This Agreement constitutes, and the other Transaction Documents when executed and delivered by GBK will constitute, valid and legally binding obligations of GBK, enforceable against GBK in accordance with their respective terms.
     (c) GBK is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. GBK is acquiring the Shares for his own account with the present intention of holding the Shares for investment purposes and not with a view to, or for sale in connection with, any distribution, except pursuant to his put right set forth in Section 2.5 or under the registration statement to be filed with the SEC with respect to the Shares pursuant to Section 4.2. GBK has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Shares.
ARTICLE IV.
COVENANTS AND AGREEMENTS
4.1 No Modification or Waiver of Securities Remedies. This Agreement is not intended to modify or limit any rights that GBK has under the United States Federal or Oklahoma securities laws arising out of his purchase of the Shares from TLW.
4.2 TLW will, in connection with the amendment and restatement of the Notes, use his best efforts to cause SD to file on the earlier of (a) the first day on which SD shall be eligible to file on Form S-3 promulgated by the SEC under the Securities Act or (b) April 1, 2009 (regardless of whether eligible to use Form S-3 on such date), and to cause to become and remain continuously effective thereafter a registration statement under the Securities Act covering the resale by GBK of the Shares and of any shares of Common Stock that CIT or its assignees may acquire upon exercise of any Warrants.  TLW will use his best efforts to ensure that GBK is afforded full opportunity to review and comment on such registration statement and any amendments thereto proposed to be filed by SD before such registration or amendments, as the case may be, are filed, and to review any comment letters from the SEC regarding such registration statement.

4.3 Prepayment of GBK Tanche 2 Note. Notwithstanding any provision regarding prepayment to the contrary within the GBK Tranche 2 Note, TLW agrees that prior to December 31, 2010, he shall not prepay or repay the entire principal amount of the GBK Tranche 2 Note prior to its stated maturity, and shall leave at least $1,000 due and owing at all times on the GBK Tranche 2 Note until such maturity.
4.4 Third Party Claims. TLW agrees to indemnify and hold GBK and CIT harmless from all actions, suits, proceedings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs (including reasonable attorney’s fees and expenses), amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, arising out of or premised on GBK’s or CIT’s entry into or performance of this Agreement, the Transaction Documents or execution of any document, instrument, transaction or action taken in connection with the transactions contemplated under this Agreement or a Transaction Document.
4.5 Transfer Taxes. TLW shall be responsible and shall bear any transfer taxes arising out of the transactions contemplated under this Agreement.
4.6 Further Assurances. If at any time after the Closingany further action is necessary or desirable to carry out the purposes of this Agreement, each Party will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may require, all at the sole cost and expense of TLW.
4.7 Confidentiality. TLW will provide and will use his best efforts to cause SD to provide GBK with drafts and an opportunity to comment on any reports, filings or press releases to be issued is made concerning the transactions set out in this Agreement.
ARTICLE V
GENERAL
5.1 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of OKLAHOMA.
5.2 FORUM FOR DISPUTES. THE PARTIES AGREE THAT ALL DISPUTES ARISING OUT OF OR RELATING TO THE OPERATION OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE BROUGHT SOLELY IN THE STATE OR FEDERAL COURTS LOCATED IN TULSA COUNTY IN THE STATE OF OKLAHOMA. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY OBJECTION AND ANY RIGHT OF IMMUNITY WITH RESPECT TO THE JURISDICTION OF THE FORUMS SPECIFIED IN THIS SECTION 5.2, OR ON ANY GROUNDS, INCLUDING WITHOUT LIMITATION, VENUE OR THE CONVENIENCE OF SUCH FORUMS, OR FROM THE EXECUTION OF JUDGMENTS RESULTING THEREFROM. EACH PARTY HEREBY IRREVOCABLY ACCEPTS AND SUBMITS TO THE JURISDICTION OF THE COURTS SPECIFIED IN THIS SECTION 5.2 WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE

OPERATION OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
5.3 WAIVER OF JURY TRIAL. THE PARTIES (a) COVENANT AND AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND (b) WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH ANY BUYER MAY BE A PARTY, ARISING OUT OF OR RELATING TO THE OPERATION OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IT IS UNDERSTOOD AND AGREED THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO ANY SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT. THIS WAIVER OF JURY TRIAL IS SEPARATELY GIVEN, KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY EACH PARTY TO THIS AGREEMENT AND EACH PARTY HEREBY AGREES THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH ITS COUNSEL.
5.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
5.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. References in this Agreement to “Sections,” “Exhibits” or “Schedules” are to sections (including subsections) of, and exhibits or schedules to, this Agreement unless the context clearly requires otherwise.
5.6 Construction. The Parties have participated jointly in the negotiation and drafting of the Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Any reference to any federal, state or local law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The work “including” shall mean including without limitation. The Parties intend that each representation, warranty and covenant contained in this Agreement and in the other Transaction Documents shall have independent significance. If any Party has breached any representation, warranty or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.
5.7 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Parties as follows:

If to TLW or Pledgors:	Tom L. Ward
123 Robert S. Kerr Avenue
Oklahoma City, OK 73102

With a copy to:	James H. Holloman, Jr.
Crowe & Dunlevy, P.C.
20 N. Broadway, Suite 1800
Oklahoma City, OK 73102

If to GBK:	George B. Kaiser
6733 South Yale Avenue
Tulsa, OK 74136
Attn: Don Millican

With a copy to:	Frederic Dorwart
Frederic Dorwart, Lawyers
124 East 4th Street
Tulsa, OK 74103
5.8 Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Documents, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
5.9 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of TLW, and GBK. Any amendment or waiver effected in accordance with this Section 5.9 shall be binding upon TLW and the GBK and their respective successors and assigns.
5.10 Severability. The invalidity of unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
5.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-

defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.
5.12 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto and the other Transaction Documents, constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled.
     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written. The Parties have, in some instances, executed separate signature pages. Any signature on a separate signature page to this Agreement shall constitute the signing Party’s signature to this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

GBK:
/s/ George B. Kaiser (By Frederic Dorwart, Attorney-in-Fact)
George B. Kaiser

Signature page

TLW:
/s/ Tom L. Ward
Tom L. Ward

PLEDGORS:
/s/ Tom L. Ward
Tom L. Ward, Individually

/s/ Schree Ward
Sch’ree Ward, Individually

TOM L. WARD 1992 REVOCABLE TRUST
By:	/s/ Tom L. Ward
Tom L. Ward, Co-Trustee

By:	/s/ Schree Ward
Sch’ree Ward, Co-Trustee

SCH’REE WARD 2005 REVOCABLE TRUST
By:	/s/ Schree Ward
Sch’ree Ward, Co-Trustee

By:	/s/ TomL. Ward
Tom L. Ward, Co-Trustee

WARD FAMILY ENTERPRISES, LP,
an Oklahoma limited partnership

By:	Ward Asset Management, LLC,
General Partner

By:	/s/ Tom L. Ward
Tom L. Ward, Manager
WARD ASSET MANAGEMENT, LLC,
an Oklahoma limited liability company

By:	/s/ Tom L. Ward
Tom L. Ward, Manager

HERITAGE BEEF CATTLE COMPANY, LLC,
an Oklahoma limited liability company

By:	/s/ TomL. Ward
Tom L. Ward, Manager
TLW LAND AND CATTLE MANAGEMENT, LLC

By:	/s/ Tom L. Ward
Tom L. Ward, Manager

EXHIBIT A
CERTAIN DEFINED TERMS
“Agreement” means this Purchase Agreement.
“Amended Security Agreement” means those certain Amended and Restated Security Pledge Agreements and Amended and Restated Second Lien Security Pledge Agreements executed and delivered by Pledgors in conjunction with execution of this Agreement.
“Amended Warrant” has the meaning given such term at section 2.7(b) of this Agreement.
“Business Day” means any day that is not a Saturday or Sunday or a day on which national banking associations located in Tulsa, Oklahoma, are not open for business.
“Buyer” has the meaning given in the preamble to this Agreement.
“CIT” has the meaning given it in the first Recital paragraph of this Agreement.
“CIT Note” means the Note of even date with this Agreement issued in replacement of and substitution for that certain Promissory Note dated October 28, 2008, by Tom Ward as Maker in favor of Pooled CIT Investments LLC in the original face amount of Eighteen Million Dollars ($18,000,000).
“Closing” has the meaning given it in section 2.9 of this Agreement.
“Closing Date” has the meaning given it in section 2.9 of this Agreement.
“Common Stock” has the meaning given it in the third Recital paragraph of this Agreement.
“Derivatives” has the meaning given it in the fifth Recital paragraph of this Agreement.
“GBK” means George B. Kaiser.
“GBK Tranche 1 Note” means a Note of even date with this Agreement issued by Tom Ward as Maker in the principal amount of $50,000,000. This Note is issued as one of two promissory notes issued in replacement of and substitution for that certain Promissory Note dated October 28, 2008, by Tom Ward as maker in favor of George Kaiser in the original face amount of Fifty Seven Million Dollars ($57,000,000).
“GBK Tranche 2 Note” means a note of even date with this Agreement issued by Tom Ward as Maker in the principal amount of $8,500,000. This Note is issued as one of two promissory notes issued in replacement of and substitution for that certain Promissory Note dated October

28, 2008, by Tom Ward as Maker in favor of George Kaiser in the original face amount of Fifty Seven Million Dollars ($57,000,000).
“HBCC” means Heritage Beef Cattle Company, LLC.
“ML” has meaning given in paragraph 2.2 of this Agreement.
“1934 Act” means the Securities Exchange Act of 1934, as amended.
“Notes” has the meaning given it in the second Recital paragraph of this Agreement.
“Party” or “Parties” has the meaning given in the preamble to this Agreement.
“Pledgors” has the meaning given in the preamble to this Agreement.
“Pooled CIT Investments, LLC” has the meaning given it in the first Recital paragraph of this Agreement.
“Put” has the meaning given it at section 2.5 of this Agreement.
“Rule 501(a)” has the meaning given in Regulation D of the Securities Act.
“SD” means SandRidge Energy, Inc.
“SD 1934 Act Filing” means all periodic filings made by SD pursuant to the Securities Exchange Act.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Agreements” has the meaning given it in the third Recital paragraph of this Agreement.
“Seller” has the meaning given it in the preamble to this Agreement.
“Shares” means the 8,896,797 common shares of SD sold to George Kaiser by Tom Ward as provided in section 2.1 of this Agreement.
“SW Trust” means Sch’Ree Ward 2005 Revocable Trust.
“SW” means Sch’Ree Ward.
“TLW” means Tom L. Ward.
“TLW Trust” means Tom L. Ward 1992 Revocable Trust.

“TLWL&CM” means TLW Land and Cattle Management, LLC.
“Transaction Documents” means this Agreement and all documents to be executed in connection with effecting the transactions herein, including but not limited to the Notes and the Amended Security Agreements.
“WAM” means Ward Asset Management, LLC.
“WFE” means Ward Family Enterprises, LP.
“Warrant” has the meaning given it in the fourth Recital paragraph of this Agreement.